Exhibit 10.8

CONSULTING AGREEMENT

This AGREEMENT made this 18th day of March, 2014 (the “Agreement”), between MassRoots, Inc., a Delaware corporation with its address at 6525 Gunpark Drive, Ste 370 #150, Boulder, CO 80301, and its predecessors and assigns, (the “Company”) and Dutchess Opportunity Fund, II, LP, a Delaware limited liability company with its address at 50 Commonwealth Ave., Suite 2, Boston, MA, 02116 (“DOF”). The Company and DOF are sometimes referred to herein as a “Party” and together referred to as the “Parties”.

W I T N E S S E T H

WHEREAS, the Company desires to: (i) effectuate a transaction to become a U.S. publicly-traded entity;

WHEREAS, since the October 1, 2013, DOF and its advisors have assisted the Company with several matters, including, but not limited to, organizing the Company’s corporate structure and financial records, and establishing sound business practices and procedures;

WHEREAS, the Company desires to become a publicly traded entity;

WHEREAS, the Company and DOF now wish to enter into an agreement to more accurately define the terms and conditions of their respective relationship; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the Company and DOF agree as follows:

1. Scope and Exclusivity of Engagement.

DOF shall use its best efforts to: (a) continue to assist the Company with organizing its corporate structure and financial records and establishing sound business practices and procedures; and (b) introduce the Company to various third party service providers, including broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”), corporate counsel and independent financial auditors registered with the PCAOB (collectively, the “Services”). It is acknowledged and agreed by the Company that DOF possesses no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. DOF shall be the Company’s exclusive advisor for the Services described in this Agreement from the date of this Agreement through September 30, 2014.

2. Acknowledgement of Duties Performed by DOF.

Since October 1, 2013, DOF has assisted the Company with several matters, including, but not limited to, organizing the Company’s corporate structure and financial records,

and establishing sound business practices and procedures. Further, to prepare the Company to become a publicly-traded entity, DOF and its advisors, have performed comprehensive due diligence, including, but not limited to, a review of the Company’s financial condition, legal matters (existing and potential), operations, market and opportunities, tangible and intangible assets, debt instruments, customers, supply chain, regulatory compliance, financial analysis, document review, and other areas of interest.

Further, DOF has introduced the Company to a FINRA-registered broker-dealer, qualified legal counsel and a PCAOB-registered independent financial auditor.

3. Compensation

The Company, as the sole compensation for DOF’s services, shall grant to DOF or its designees, upon the execution of this Agreement, a 3 year warrant to purchase up to 4,050,000 (four million fifty thousand) shares of the Company’s common stock (“DOF Warrant”), at an exercise price of $0.001 (one one thousandth of a dollar) per share. The Company shall also pay to DOF a warrant to purchase up to two million three hundred and seventy-five thousand (2,375,000) shares exercisable at forty cents ($.40) per share with a term of three (3) years.

4. Reimbursement of Expenses.

Subject to prior written consent from both the CEO and Chairman of the Company, DOF shall be reimbursed by the Company for all reasonable office expenses, telecommunications, travel (excepting commute), lodging, food expenses and other ordinary and necessary business expenses incurred by DOF in connection with its duties under this Agreement. DOF shall submit to the Company receipts, bills or sales slips for the expenses incurred. The Company agrees to reimburse DOF for such expenses within three (3) days of presentation by DOF of evidence of the expenses incurred.

5. Term of Engagement.

This Agreement shall remain in effect from the date hereof and will continue until September 30, 2014 (the “Term”), unless terminated sooner either by DOF or the Company, with cause.

6. Representations, Warranties and Covenants of The Company

The Company represents and warrants to, and covenants with, DOF as follows:

(a)                Authority. The Company has full corporate power and authority to execute and deliver this Agreement on behalf of itself and its affiliates and to perform its obligations hereunder, and all consents, authorizations, approvals and orders required in connection with the execution, delivery and performance hereof have been obtained. This

Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity. The execution, delivery and performance of this Agreement will not conflict with, result in a breach of any of the terms or provisions of, or constitute a violation or a default under any material agreement or instrument to which the Company is a party or by which the Company is bound.

(b)               Furnishing Information. The Company shall furnish DOF with such information as DOF reasonably believes appropriate to its assignment hereunder (all such information so furnished being the “Information”). The Company recognizes and confirms that DOF (i) will use, and rely primarily on, the Information and information available from generally recognized public sources (the “Other Information”) in rendering its services without having independently verified the same, (ii) does not assume responsibility for the accuracy of completeness of the Information and such Other Information, (iii) will not make an appraisal of any assets of the Company, and (iv) will provide its advice hereunder based on the Information and the Other Information. The Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify DOF of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to DOF.

(c) Notice of Material Changes. During the term of this Agreement, the Company will give DOF prompt notice of any material change in the business affairs of the Company, whether or not arising in the ordinary course of business, as well as such other information concerning the business and financial condition of the Company as DOF may from time to time reasonably request.

7. Confidential Information.

DOF hereby agrees to the keep confidential information confidential and shall not disclose such information unless for the performance of this Agreement..

8. Indemnification

The Company shall indemnify DOF and its affiliates and their respective directors, officers, employees, agents and controlling persons (DOF and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, joint, or several (collectively, the “Damages”), to which such Indemnified Party may become subject and which relate to or arise out of any transaction contemplated by this Agreement (including but not limited to any disclosures or omissions made by DOF) or any role of DOF pursuant to this Agreement and shall reimburse each Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party to such action or proceeding. Notwithstanding the foregoing, the Company shall not be liable for indemnification under this paragraph to the extent that any such loss, claim, damage, or liability is determined in a final judgment by a court of competent jurisdiction to have resulted solely from DOF’s bad faith or gross negligence.

DOF shall indemnify the Company and its affiliates and their respective directors, officers, employees, agents and controlling persons (the Company and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, joint, or several (collectively, the “Damages”), to which such Indemnified Party may become subject and which relate to or arise out of any transaction contemplated by this Agreement (including but not limited to any disclosures or omissions made by the Company) or any role of the Company pursuant to this Agreement and shall reimburse each Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party to such action or proceeding. Notwithstanding the foregoing, DOF shall not be liable for indemnification under this paragraph to the extent that any such loss, claim, damage, or liability is determined in a final judgment by a court of competent jurisdiction to have resulted solely from the Company’s bad faith or gross negligence.

9. Independent Contractor Status.

Independent Contractor. DOF is an independent contractor. Nothing in this Agreement shall be construed to: (i) create an employee-employer relationship, joint venture, partnership, or other shared enterprise, between DOF and the Company, (ii) authorize either DOF to act as an agent for or otherwise on behalf of the Company, or (iii) confer any rights of employment to DOF. DOF shall not have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the Company. Nothing in this Agreement shall be construed to obligate DOF to enter into any further agreement between them or to require or authorize DOF to act on behalf of the Company in any capacity other than as specifically defined in this Agreement.

10. Miscellaneous

Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i)                             If to The Company:

MassRoots, Inc.,

6525 Gunpark Drive,

Ste. 370, #150,

Boulder, CO 80301

(ii)                           If to DOF:

Dutchess Opportunity Fund, II, LP

ATTN: Douglas Leighton

50 Commonwealth Ave., Suite 2

Boston, MA 02116

Either the Company or DOF may alter the address to which communications are sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

Indulgences. Neither any failure nor any delay on the part of either DOF or the Company to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

Controlling Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in Suffolk County, MA.

Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of DOF and its respective heirs, personal representatives, successors and assigns except that DOF may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Company.

Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Entire Agreement. This Agreement contains the entire understanding between DOF and the Company with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, including, but not limited to, , inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

IN WITNESS WHEREOF, DOF and the Company have executed this Agreement on the date first above written.

DUTCHESS OPPORTUNITY FUND, II, LP

/s/ Douglas Leighton

Name: Douglas Leighton

Title: Managing Member

MASSROOTS, INC.

/s/ Isaac Dietrich

Name: Isaac Dietrich

Title: President & CEO